News Release
HP Reports 4rd Quarter 2003 Results
Editorial Contacts: Brian Humphries, HP +1 650 857 3342 brian.j.humphries@hp.com Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304 www.hp.com
    •    Revenue of $19.9 billion, up 10% year-over-year; compares to analyst consensus estimates of $19.0 billion

    •    Non-GAAP operating profit of $1.4 billion, up 63% year-over-
          year; Non-GAAP EPS $0.36, up 50% year-over-year; compares
          to analyst consensus estimates of $0.35

    •    GAAP operating profit of $1.1 billion, up 152% year-over-year;
          GAAP EPS $0.28, up 115% year-over-year

    •    Cash flow from operations totals $2.4 billion

    •    All businesses post strong revenue and record unit shipments

    •    All businesses profitable; Enterprise Systems returns to
profitability with $106 million operating profit

PALO ALTO, CALIF., NOVEMBER, 19, 2003 – HP (NYSE:HPQ) today reported financial results for its fourth fiscal quarter ended October 31, 2003. Fourth quarter revenue was $19.9 billion, an increase of 10% year-over-year and 14% over the third fiscal quarter. This compares to analyst consensus estimates of $19.0 billion for the quarter.

Non-GAAP(1)  operating profit was $1.4 billion for the quarter, or 7.2% of revenue, an increase of 63% year-over-year and 67% sequentially. Non-GAAP diluted earnings per share (EPS) was $0.36 for the quarter, compared to analyst consensus estimates of $0.35, up 50% from $0.24 last year and 57% from $0.23 in the third quarter. Non-GAAP diluted EPS and non-GAAP net earnings include a $241 million adjustment on an after-tax basis, or $0.08 per diluted share. The pre-tax adjustment includes $190 million of restructuring charges, $143 million in amortization of purchased intangible assets, and $29 million for various acquisition-related items. All non-GAAP financial information in this release is reconciled in the table below titled, “Non-GAAP Consolidated Condensed Statement of Earnings.”

GAAP operating profit for the quarter was $1.1 billion or 5.4% of revenue, an improvement of $648 million or 152% year-over-year and $772 million or 256% sequentially. GAAP diluted EPS was $0.28 per share, up 115% from $0.13 year-over-year and 180% from $0.10 in the third quarter.

	Q4 FY2003	Q4 FY2002
Revenue (billions)	$19.9	$18.0
Non-GAAP Operating Margin(1)	7.2%	4.9%
GAAP Operating Margin	5.4%	2.4%
Non-GAAP diluted EPS(1)	$0.36	$0.24
GAAP diluted EPS	$0.28	$0.13

“This was a great quarter. By any measure, we hit our stride and demonstrated what the merger was all about. I’m proud of the entire HP team,” said Carly Fiorina, HP chairman and chief executive officer.

“HP’s excellent fourth quarter performance capped a fiscal year in which we delivered on our commitments. We achieved profitability in each of our businesses. We grew revenue and market share. We exceeded our integration and cost saving goals ahead of schedule, and we generated cash flow from operations in excess of $6 billion for the year,” she said.

“We did all of this while strengthening our direct sales, service and support capabilities and investing more than $1 billion in software, $600 million in the HP brand, $400 million in our IT systems, and $275 million in training and developing our people.

“As we committed, we returned the Enterprise Systems business to profitability in the fourth quarter by delivering a $106 million operating profit. This represents a $610 million turnaround in profitability in this business on a full-year combined company basis. Strong revenues were accompanied by year-over-year gross margin improvement, record revenues in software, record shipments of industry standard servers and high-end Superdome systems, and a strong performance in the fastest growing segment of the storage market.

“HP Services posted strong quarterly revenue and operating profit driven by robust growth in managed services and improved customer support margins. Managed services grew 36% year-over-year, four times faster than the market. Customers have been looking for an alternative to IBM, and they’ve found it in HP.

“Revenue in Personal Systems was $6 billion, up 19% year over year and 21% sequentially, fueled by 53% unit growth in notebooks and 23% unit growth in desktops. We saw strong revenue growth in all regions and operating profit improved by almost $400 million on a full-year combined company basis. We also gained significant share across the PC market and again outgrew our nearest competitor in notebooks, further solidifying our lead in this strategic category,” said Fiorina.

“Imaging and Printing delivered another record revenue and profit performance for the quarter and the full year. Quarterly operating profit surpassed $1 billion for the first time, as we continued to gain share. We set new records for shipments of digital cameras, inkjet printers, laser printers, and supplies. In fiscal 2003, we shipped a record 43 million printers, with almost 13 million in the fourth quarter alone.”

HP closed fiscal 2003 with $14.7 billion in gross cash after funding more than $2.6 billion in restructuring charges, retirement funding, and retention payments, as well as $750 million in stock repurchases and a dividend payout of $977 million — the highest yield in the industry.

“We’ve made the tough decisions, the portfolio choices and the necessary investments. We enter the new fiscal year with strong momentum. I have never been more confident in HP’s competitive position,” said Fiorina.

During the quarter, revenue in the Americas grew 6% year-over-year and 14% over the third quarter to $9.2 billion, and represented 46% of total revenue. Europe grew 14% year-over-year and 16% over the third quarter to $7.6 billion, and represented 39% of total revenue. Asia-Pacific grew 16% year-over-year and 10% over the third quarter to $2.2 billion, and represented 11% of total revenue. Japan grew 5% year-over-year and 12% over the third quarter to $835 million, and represented 4% of total revenue.

Enterprise Systems

Enterprise Systems revenue was $4.1 billion, up 2% year-over-year and 10% sequentially. Operating profit for the quarter totaled $106 million, a $235 million profit improvement over the year ago quarter, and a $176 million improvement over the third quarter. On a full-year combined company basis, operating profit improved by $610 million, reflecting supply chain and manufacturing cost improvements, operating expense discipline, targeted R&D spend and headcount reductions. Every region was profitable with strong sequential improvement. Gross margin, up 1.3 percentage points year-over-year, was essentially flat sequentially despite a tough pricing environment.

According to the most recent Gartner Dataquest market share reports, HP re-gained the #1 position in total server shipments in the U.S. during the third calendar quarter with 26.6% of total shipments. During this period, HP’s U.S. server shipments grew faster than the market, with 10% sequential growth and 28% growth year-over-year.

Industry standard server revenue increased 9% year-over-year to record revenues driven by unit growth of 21%. During the most recent calendar quarter, HP extended its lead in the x86 market, regained the U.S. market share lead, and closed the quarter with 32% worldwide share.

HP’s share of the industry standard server market is above 50% in 15 countries, more than the two nearest competitors combined in Europe. HP also leads the x86 Linux market with 26% worldwide share.

Superdome shipments set another record for the quarter, with units shipped increasing 17% year-over-year. Mid-range and low-end UNIX stabilized, and were both essentially flat year-over-year. High-end UNIX declined 10%. Both NonStop and Alpha declined in the mid-single digits.

In the sweet spot of the storage market, HP’s enterprise array offerings grew 109% in the flagship mid-range and 14% in the high-end year-over-year. The tape business declined 14% as we exited the OEM library business.

Software revenue grew 20% year-over-year to a new record, with OpenView up 17% and OpenCall up 36%.

Services

HP Services revenue was $3.2 billion, up 5% both year-over-year and sequentially. Strong managed services momentum continued with year-over-year growth of 36%. For the full year, combined company revenue for managed services was up 22%. Customer support revenue increased 5% year-over-year. Revenue in consulting and integration declined 10% year-over-year, reflecting continued weakness in the consulting market.

Operating profit was $393 million, or 12.2% of revenue. Operating profit increased 9% over the prior year period, and 17% sequentially, reflecting tight expense management.

Personal Systems

Personal Systems revenue totaled $6.0 billion in the quarter, up 19% year-over-year and 21% sequentially. Units increased 35% year-over-year, fueled by notebook growth of 53% and desktop growth of 23%. HP widened its lead in the notebook market with year-over-year unit growth of 60% in the third calendar quarter, growing at almost twice market rates and 18 percentage points faster than the nearest competitor. Over the past four calendar quarters, HP increased its share of the total worldwide PC market by almost 2 percentage points.

In the same period, HP’s award-wining iPAQ series of handhelds grew 100% year-over-year, and gained 6.9 percentage points of share sequentially.

Personal Systems reported an operating profit of $21 million in the quarter, compared to an operating loss of $68 million in the prior year period and an operating loss of $56 million in the third quarter. The Personal Systems business was profitable for the year, with operating profit increasing $391 million on a full year combined company basis, reflecting supply chain savings and expense discipline.

Imaging and Printing

Imaging and Printing posted record revenues of $6.2 billion in the quarter, an increase of 11% year-over-year and 19% sequentially, led by year-over-year supplies growth of 14%, business hardware growth of 6% and home hardware growth of 5%. Digital imaging revenue grew 18% over the prior year period. HP strengthened its leadership position in key categories around the world. HP gained an additional 8 percentage points of share in the U.S. Inkjet market in the third calendar quarter, closing the quarter with 56% share. Recent data from NPD Group shows HP lengthened its lead in the All-in-One market with 66% share.

Operating profit surpassed $1.0 billion for the first time, up 7% year-over-year and 36% sequentially, and represented 16% of revenue. Gross margin was down slightly sequentially, reflecting a strong hardware mix relative to supplies.

Financial Services

Revenue was $461 million, down 14% year-over-year and up 4% sequentially. Operating profit was $26 million for the quarter versus an operating loss of $101 million in the prior year period and up from a profit of $18 million in the third quarter. The business was profitable each of the last four quarters.

Asset Management

HP exited the quarter with $14.7 billion in gross cash, which includes cash and cash equivalents of $14.2 billion and short- and certain long-term investments of approximately $500 million. Cash generated from operations for the quarter was approximately $2.4 billion after $269 million in cash payments related to restructuring and $321 million in retirement funding during the quarter.

Inventory ended the quarter at $6.1 billion, up $268 million year-over-year and down $77 million sequentially. Trade receivables increased $1.3 billion from the prior quarter to $8.9 billion, reflecting top line growth. HP’s dividend payment of $0.08 per share in the fourth quarter resulted in a cash use of $244 million. In addition, HP repurchased $202 million of stock.

Outlook

HP estimates revenues will range from $19.1 billion to $19.5 billion in its first fiscal quarter of 2004, as compared to current consensus of $19 billion, reflecting 2% to 4% seasonal revenue decline. The company expects EPS of $0.35 on a non-GAAP basis in line with current consensus estimates. This represents EPS growth of 21% year-over-year. HP also affirmed current consensus EPS estimates of $1.42 on a non-GAAP basis for the full fiscal year — a 22% increase in earnings per share.

The non-GAAP EPS expectations assume after-tax exclusion for quarterly charges of approximately $0.04 per share from amortization of purchased intangible assets and acquisition-related charges.

More information on this quarter’s earnings is available on HP’s Investor Relations site at http://www.hp.com/hpinfo/investor/quarters/quarters.html.

About HP

HP is a technology solutions provider to consumers, businesses and institutions globally. The company’s offerings span IT infrastructure, personal computing and access devices, global services and imaging and printing. For fiscal year 2003, HP revenue totaled $73.1 billion. More information about HP is available at http://www.hp.com.

(1)     All non-GAAP numbers have been adjusted to exclude certain items. A reconciliation of specific adjustments to GAAP results for this quarter and the prior period is included in the table below titled: “Non-GAAP Consolidated Condensed Statement of Earnings.” A description of HP’s use of non-GAAP information is provided under “Use of Non-GAAP Financial Information.”

Use of Non-GAAP Financial Information

To supplement the company’s consolidated condensed financial statements presented on a GAAP basis, HP uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude certain costs, expenses, gains and losses it believes appropriate to enhance an overall understanding of HP’s past financial performance and also its prospects for the future. These adjustments to HP’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and the company’s marketplace performance. For example, the non-GAAP results are an indication of HP’s baseline performance before gains, losses or other charges that are considered by management to be outside of the company’s core business segment operational results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they ever materialize or prove incorrect, could cause the results of HP and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of earnings, revenues, margins, synergies or other financial items; any statements of the plans, strategies, and objectives of management for future operations, including the execution of integration and restructuring plans; any statements concerning proposed new products, services, developments, anticipated performance of products or services, or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include macroeconomic and geopolitical trends and events; intense competition within our industry; performance of contracts by suppliers, customers and partners; the possibility that proposed contracts may not be entered into or ultimately performed on the terms currently contemplated or at all; that the market for the sale of certain products and services may not develop as expected; that development and performance of products and services may not proceed as planned; employee management issues; the challenge of managing asset levels, including inventory; the difficulty of aligning expense levels with revenue changes; and other risks that are described from time to time in HP’s Quarterly Report on Form 10-Q for the period ended July 31, 2003 and HP’s other Securities and Exchange Commission reports filed after HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002. HP assumes no obligation and does not intend to update these forward-looking statements.

Trademarks

UNIX is a registered trademark of the Open Group. Itanium is a registered trademark of Intel Corp. or its subsidiaries in the United States and other countries. Microsoft and Windows are U.S. registered trademarks of Microsoft Corp.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
NON-GAAP CONSOLIDATED CONDENSED STATEMENT OF EARNINGS
Excluding adjustments itemized below
(Unaudited)
(In millions except per share amounts)

	Three months ended
	October 31, 2003	July 31, 2003	October 31, 2002(a)
Net revenue	$19,853	$17,348	$18,048
Costs and expenses:
Cost of sales	14,804	12,809	13,370
Research and development	907	896	979
Selling, general and administrative	2,707	2,785	2,818

Total costs and expenses	18,418	16,490	17,167

Non-GAAP earnings from operations	1,435	858	881
Interest and other, net	(20)	10	68

Non-GAAP earnings before taxes	1,415	868	949
Provision for taxes	312	168	228

Non-GAAP net earnings	$1,103	$700	$721

Non-GAAP net earnings per share:
Basic	$0.36	$0.23	$0.24
Diluted	$0.36	$0.23	$0.24
Weighted-average shares used to compute non-GAAP net
earnings per share:
Basic	3,046	3,048	3,047
Diluted	3,075	3,079	3,056

        An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

GAAP net earnings	$862	$297	$390
Cost of sales:
Acquisition-related inventory write-downs	--	--	10
Other costs and expenses:
Restructuring charges	190	376	150
Amortization of goodwill and purchased
intangible assets	143	141	151
Acquisition-related charges	28	40	145
In-process research and development
charges	1	--	--

Total non-GAAP adjustments to earnings
from operations	362	557	456
Net investment (gains) losses and other, net	(12)	24	38
Income tax effect of reconciling items	(109)	(178)	(163)

Non-GAAP net earnings	$1,103	$700	$721

(a)	Certain reclassifications have been made to prior period amounts in order to conform to the current year presentation.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
NON-GAAP CONSOLIDATED CONDENSED STATEMENT OF EARNINGS
Excluding adjustments itemized below
(Unaudited)
In millions except per share amounts)

	Twelve months ended October 31,
	2003	2002(a),(b) (Combined Company)
Net revenue	$73,061	$72,346
Costs and expenses:
Cost of sales	53,857	54,164
Research and development	3,652	3,953
Selling, general and administrative	11,012	11,091

Total costs and expenses	68,521	69,208

Non-GAAP earnings from operations	4,540	3,138
Interest and other, net	21	20

Non-GAAP earnings before taxes	4,561	3,158
Provision for taxes	1,004	749

Non-GAAP net earnings	$3,557	$2,409

Non-GAAP net earnings per share:
Basic	$1.17	$0.79
Diluted	$1.16	$0.79
Weighted-average shares used to compute non-GAAP net
earnings per share:
Basic	3,047	3,031
Diluted	3,071	3,051

        An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

GAAP net earnings (loss)	$2,539	$(928)
Cost of sales:
Acquisition-related inventory write-downs	--	147
Other costs and expenses:
Restructuring charges	800	1,780
Amortization of goodwill and purchased
intangible assets	563	664
Acquisition-related charges	280	772
In-process research and development
charges	1	793

Total non-GAAP adjustments to earnings
from operations	1,644	4,156
Net investment losses and other, net	29	56
Non-recurring income tax benefit	(131)	--
Income tax effect of reconciling items	(524)	(875)

Non-GAAP net earnings	$3,557	$2,409

(a)	Certain reclassifications have been made to prior period amounts in order to conform to the current year presentation.

(b)

The combined company results for the twelve months ended October 31, 2002 include the results of Compaq as if the merger had taken place as of the beginning of the period presented. Due to different fiscal period ends for HP and Compaq, the results for the twelve months ended October 31, 2002 combine the results of HP for the twelve months ended October 31, 2002 and the historical quarterly results of Compaq for the six-month period ended March 31, 2002 and for the period May 3, 2002 (the acquisition date) to October 31, 2002.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENT OF EARNINGS
(Unaudited)
(In millions except per share amounts)

	Twelve months ended October 31,
	2003	2002(a),(b) (Combined Company)
Net revenue	$73,061	$72,346
Costs and expenses:
Cost of sales	53,857	54,311
Research and development	3,652	3,953
Selling, general and administrative	11,012	11,091
Restructuring charges	800	1,780
Amortization of goodwill and purchased
intangible assets	563	664
Acquisition-related charges	280	772
In-process research and development	1	793

Total costs and expenses	70,165	73,364

Earnings (loss) from operations	2,896	(1,018)
Interest and other, net	21	20
Net investment losses and other, net	(29)	(56)

Earnings (loss) before taxes	2,888	(1,054)
Provision for (benefit from) taxes	349	(126)

Net earnings (loss)	$2,539	$(928)

Net earnings (loss) per share:
Basic	$0.83	$(0.31)
Diluted	$0.83	$(0.31)
Cash dividends declared per share	$0.32	$0.32
Weighted-average shares used to compute net
earnings per share:
Basic	3,047	3,031
Diluted	3,063	3,031

(a)	Certain reclassifications have been made to prior period amounts in order to conform to the current year presentation.

(b)

The combined company results for the twelve months ended October 31, 2002 include the results of Compaq as if the merger had taken place as of the beginning of the period presented. Due to different fiscal period ends for HP and Compaq, the results for the twelve months ended October 31, 2002 combine the results of HP for the twelve months ended October 31, 2002 and the historical quarterly results of Compaq for the six-month period ended March 31, 2002 and for the period May 3, 2002 (the acquisition date) to October 31, 2002.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(Unaudited)
(In millions)

	Three months ended October 31, 2003	Fiscal Year ended October 31, 2003(a)
Cash flows from operating activities:
Net earnings	$862	$2,539
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	601	2,527
Provision for bad debt and inventory	138	493
(Gains) losses on investments and other, net	(12)	29
In-process research and development charges	1	1
Acquisition-related charges	28	280
Restructuring charges	190	800
Deferred taxes on earnings	(95)	(279)
Other, net	31	88
Changes in assets and liabilities:
Accounts and financing receivables	(1,111)	197
Inventory	(5)	(638)
Accounts payable	1,727	2,257
Taxes on earnings	125	53
Other assets and liabilities	(97)	(2,290)

Net cash provided by operating activities	2,383	6,057

Cash flows from investing activities:
Investment in property, plant and
equipment, net	(365)	(1,642)
Purchases of investments	(227)	(596)
Maturities and sales of investments	235	875
Payments for acquisition and other,
net of cash acquired	(78)	(149)

Net cash used in investing activities	(435)	(1,512)

Cash flows from financing activities:
Increase (decrease) in notes payable and
commercial paper, net	52	(223)
Issuance of debt	--	749
Payment of debt	(318)	(829)
Issuance of common stock under employee
plans	41	482
Repurchase of common stock	(202)	(751)
Dividends	(244)	(977)

Net cash used in financing activities	(671)	(1,549)

Increase in cash and cash equivalents	1,277	2,996
Cash and cash equivalents at beginning of period	12,911	11,192

Cash and cash equivalents at end of period	$14,188	$14,188

(a)	Certain reclassifications have been made to prior period balances in order to conform to the current quarter presentation.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited)
(In millions)

Net revenue (which includes intersegment revenue) and earnings from operations for each segment are provided in the tables below, which includes a reconciliation to our consolidated condensed statement of earnings:

	Twelve months ended October 31,
	2003	2002(a),(b) (Combined Company)
Net revenue:
Imaging and Printing Group	$22,623	$20,447
Personal Systems Group	21,228	21,895
Enterprise Systems Group	15,379	16,194
HP Services	12,305	12,326
Financing	1,921	2,088
Corporate Investments	345	284

Total segments	73,801	73,234
Eliminations of intersegment
net revenue and other	(740)	(888)

Total HP Consolidated	$73,061	$72,346

Earnings (loss) from operations:
Imaging and Printing Group	$3,570	$3,345
Personal Systems Group	19	(372)
Enterprise Systems Group	(54)	(664)
HP Services	1,372	1,369
Financing	79	(128)
Corporate Investments	(161)	(232)

Total segments	4,825	3,318
Acquisition-related inventory write-downs	--	(147)
Corporate and unallocated costs,
and eliminations	(285)	(180)
Restructuring charges	(800)	(1,780)
Amortization of goodwill and purchased
intangible assets	(563)	(664)
Acquisition-related charges	(280)	(772)
In-process research and development
charges	(1)	(793)
Interest and other, net	21	20
Net Investment losses and other, net	(29)	(56)

Total HP Consolidated Earnings Before Taxes	$2,888	$(1,054)

(a)	Certain reclassifications have been made to prior year amounts in order to conform to the current year presentation.

(b)

The combined company results of each of HP’s segments for the twelve months ended October 31, 2002 include the results of Compaq as if the merger had taken place as of the beginning of the period presented. Due to different fiscal period ends for HP and Compaq, the results for the twelve months ended October 31, 2002 combine the results of HP for the twelve months ended October 31, 2002 and the historical quarterly results of Compaq for the six-month period ended March 31, 2002 and for the period May 3, 2002 (the acquisition date) to October 31, 2002.

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